Exhibit 99.1

Contact:

Mike Kovar

Chief Financial Officer
Fossil, Inc.
(469) 587-3334

Investor Relations:	Allison Malkin
Integrated Corporate Relations
(203) 682-8200

FOSSIL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR RESULTS

Q4 2007 Diluted EPS Increase 47% to $0.75

18.5% Net Sales Growth and Margin Expansion Result in 44% Operating Income Growth

Richardson, TX. February 19, 2008 — Fossil, Inc. (NASDAQ: FOSL) (the “Company’) today reported net sales and earnings for the thirteen-week period (“Fourth Quarter”) and 2007 fiscal year ended January 5, 2008.

Fourth Quarter Results (2007 vs 2006):

•                  Net sales increased 18.5% to $463.1 million compared to $390.8 million;

•                  Gross profit grew 23.7% to $248.4 million, or 53.6% of net sales, compared to $200.8 million, or 51.4% of net sales;

•                  Operating income increased 44.0% to $82.4 million, or 17.8% of net sales, compared to $57.2 million, or 14.6% of net sales;

•                  Net income rose 51.4% to $53.1 million compared to net income of $35.1 million;

•                  Diluted earnings per share increased 47.1% to $0.75 compared to $0.51 per diluted share; and

•                  Diluted weighted average common shares increased 2.3% to 70.6 million shares compared to 69.0 million shares.

“We finished the year strongly, reporting record fourth quarter sales and earnings with solid performances across all segments, categories and brands.  We believe these results demonstrate the continued strength of our global business model and operating strategies,” stated Mike Kovar, Senior Vice President and Chief Financial Officer.  “In 2007, we accomplished our strategic initiatives by advancing our Fossil brand globally, growing our international businesses and expanding our direct to consumer segment while also expanding our gross profit margin and leveraging expenses.  Each of these accomplishments contributed positively to our improved operating margin.  As we begin 2008, we believe our diversified global business model will continue to provide us the opportunity to report favorable sales and earnings growth,” Mr. Kovar continued.”

Fiscal Year Results (2007 vs 2006):

•                  Net sales increased 18.0% to $1.43 billion compared to $1.21 billion;

•                  Gross profit increased 21.9% to $742.0 million, or 51.8% of net sales, compared to $608.9 million, or 50.2% of net sales;

•                  Operating income increased 51.2% to $186.5 million, inclusive of $13.1 million of expenses related to the Company’s historical equity granting practice review (the “Grant Review”), compared to $123.3 million;

•                  Net income totaled $123.3 million, inclusive of $8.6 million of Grant Review expenses, compared to $77.6 million;

•                  Diluted earnings per share increased 54.9% to $1.75, inclusive of $0.12 per diluted share of Grant Review expenses, compared to $1.13 per diluted share; and

•                  Diluted weighted average common shares increased 2.2% to 70.3 million shares compared to 68.8 million shares.

•                  Note:  The Company’s fiscal year 2006 first quarter included an extra week.  The Company estimates this extra week resulted in an additional $16 million of net sales and $5 million of operating expenses during fiscal year 2006.

Operating Results

Worldwide net sales for the Fourth Quarter rose 18.5% (13.0% excluding currency impact) to $463.1 million in comparison to the prior year quarter net sales of $390.8 million.  All of the Company’s operating segments contributed to the Fourth Quarter net sales growth.  International wholesale sales increased 29.3% (18.4% excluding currency impact) and included a 29.5% (16.0% excluding currency impact) increase from the Company’s European segment and a 28.7% (23.9% excluding currency impact) increase from the Company’s other international segment.  Net Sales growth in Europe was primarily driven by sales volume growth in licensed brand watches and FOSSIL watches and jewelry while other international net sales growth was principally the result of sales volume increases in licensed and FOSSIL brand watches.  As a result of the Company’s growing international presence, an important milestone was achieved during the Fourth Quarter whereby net sales from the Company’s international wholesale segments represented 50.2% of total net sales.  Domestically, net sales from the Company’s wholesale segment increased 9.1% as a result of an 11.9% increase in domestic watch sales and a 4.7% increase in its other accessory businesses.  Increases in the domestic watch business were primarily driven by sales volume increases in licensed brand, mass market, RELIC and MICHELE watches.  The Company’s domestic other accessory sales increase of 4.7% was primarily the result of sales volume growth in FOSSIL handbags, including the newly launched Fifty-Four line, men’s gifts and FOSSIL eyewear, partially offset by sales volume declines in women’s belts and RELIC handbags.  The impact of the new product launches, including FOSSIL accessories jewelry and cold weather accessories contributed approximately $1.7 million of net sales during the Fourth Quarter.  Direct to consumer sales increased 9.8% compared to the prior year quarter, as a result of a 20.6% increase in the average number of company-owned stores open during the Fourth Quarter and a comparable store sales decline of 3.4% from the prior year.  For fiscal year 2007, consolidated net sales increased 18.0% (13.9% excluding currency impact) principally due to sales volume growth in the Company’s international wholesale segments as well as sales growth in the direct to consumer segment as a result of new store openings and comparable store sales increases of 2.8%.

For the Fourth Quarter, the Company’s gross profit margin was favorably affected by a weaker U.S. dollar, the Company’s ongoing initiative to reduce product cost and decrease the proportion of lower margin watch offerings in the line and the increased sales mix of higher margin international sales.  Partially, offsetting these increases in gross profit margin during the Fourth

Quarter were increased levels of inventory shrink and a reduction in sales mix from the Company’s higher margin direct to consumer segment.  For the Fourth Quarter and fiscal year, the favorable impact on gross profit margin relating to the weaker U.S. dollar contributed approximately 190 basis points and 140 basis points, respectively of improvement in gross profit margin in comparison to the prior year periods.

Operating expenses as a percentage of net sales decreased 80 basis points during the Fourth Quarter to 35.9% compared to 36.7% in the prior year quarter.  Total operating expenses increased by $22.5 million to $166.1 million in comparison to the prior year quarter and included $6.7 million related to the translation of foreign-based expenses as a result of the weakening U.S. dollar.  Excluding the impact of currency, operating expense increases were primarily the result of increased payroll expense, increased expenses in the Company’s direct to consumer segment as a result of new stores opened since the end of fiscal 2006 and higher levels of sales.  For fiscal year 2007, operating expenses as a percentage of net sales decreased to 38.8% compared to 40.0% in the prior year.  Fiscal year 2007 operating expenses were generally impacted by the same factors as experienced during the Fourth Quarter and additionally included approximately $13.1 million of Grant Review expenses.  Fiscal year 2007 operating expenses also increased approximately $16.1 million due to the translation impact of foreign-based expenses.

Operating profit increased 44.0% during the Fourth Quarter to 17.8% of net sales compared to 14.6% of net sales in the prior year quarter as a result of increased gross profit margin and operating expense leverage.  Operating income was favorably impacted by approximately $13.4 million as a result of the translation of foreign-based sales and expenses into U.S. dollars.  During fiscal year 2007, operating profit margin increased to 13.0% compared to 10.2% in the prior year.  The Company’s operating income for fiscal year 2007 included approximately $29.0 million of net currency gains related to the translation of foreign-based sales and expenses into U.S. dollars.

Interest expense decreased during the Fourth Quarter and fiscal year 2007 in comparison to the comparable prior year periods.  These decreases are principally due to the payment of previously outstanding borrowings on the Company’s U.S.-based revolving line of credit at the end of fiscal year 2006, which were primarily used for common stock repurchases in late 2005 and early 2006.

Other income (expense) increased unfavorably by approximately $900,000 during the Fourth Quarter primarily due to foreign currency transaction losses partially offset by increased interest income.  For fiscal year 2007, other income (expense) increased favorably by approximately $2.9 million as a result of increased interest income, partially offset by foreign currency transaction losses.  Increased interest income is a result of higher levels of invested cash balances.  Foreign currency transaction losses are primarily related to the settlement of inventory purchases through established forward contracts at rates below the prevailing spot rate at the time of settlement.

The Company’s effective income tax rate for the Fourth Quarter was 34.3% compared to 37.1% in the prior year quarter.  The lower rate is principally related to an increase in foreign earnings from countries with statutory tax rates below the prevailing tax rate in the U.S.  For fiscal year 2007, the Company’s effective tax rate of 34.3% was slightly below the 34.7% effective tax rate in the prior year.

Financial Position

At the end of fiscal year 2007, the Company’s cash, cash equivalents and securities available for sale totaled $267.9 million compared to $140.2 million at the end of the prior year and the Company had $3.5 million of long term debt.  Inventory at quarter-end was $248.4 million, representing an increase of only 8.9% from the prior year inventory balance of $228.2 million despite an additional 46 net retail stores being opened since the end of the prior year.  Accounts receivable increased by 46.5% to $227.5 million, as compared to $155.2 million at the end of fiscal year 2006.  Days sales outstanding for the Fourth Quarter was 45 days which increased from 36 days in the prior year quarter, primarily due to higher levels of international wholesale sales that generally result in longer collection cycles than those experienced in the U.S., a shift in wholesale sales occurring later in the quarter during 2007 compared to 2006 and a reduction in sales mix from the Company’s direct to consumer segment.  The shift in wholesale sales was primarily related to production delays on certain watch styles that resulted in later deliveries for the holiday season.

Outlook

The Company currently estimates that first quarter 2008 diluted earnings per share will approximate $0.39 on a net sales increase in the range of 12% to 14%.  For fiscal year 2008, the Company currently estimates fully diluted earnings per share in the range of $2.12 to $2.18 with net sales growth in the low to mid-teens range.  This guidance reflects the current prevailing rate of the U.S. dollar compared to other foreign currencies, primarily the Euro and Pound.

To date, the Company has purchased approximately 1.1 million common shares pursuant to the two million share buyback plan it announced in November of 2007.  The Company is acquiring such shares through a plan qualified under Rule 10b-18 of the Securities Exchange Act of 1934 and expects such repurchases to be completed by mid-April, 2008. The primary purpose of this repurchase program is to minimize the dilutive effect on earnings per share related to common shares granted and stock options exercised under the Company’s equity-based compensation program.

Safe Harbor

Certain statements contained herein that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lowered levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the year ended January 6, 2007 and its Form 10-Q reports filed with the Securities and Exchange Commission.

About Fossil

Fossil is a global design, marketing and distribution company that specializes in consumer fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under proprietary and licensed brands, handbags, small leather goods, belts, sunglasses, and apparel. In the watch and jewelry product category, the Company’s offerings include a diverse portfolio of globally recognized proprietary and licensed brand names under which its products are marketed. The Company’s extensive range of accessory products, brands, distribution channels and price points allows it to target style-conscious consumers across a wide age spectrum on a global basis.  The Company’s products are sold to department stores, specialty retail stores, and specialty watch and jewelry stores in the U.S. and in over 90 countries worldwide through 23 company-owned foreign sales subsidiaries and a network of approximately 56 independent distributors.  The Company also distributes its products in over 240 company owned and operated retail stores and through the Company’s e-commerce website at www.fossil.com, where certain product, press release and SEC filing information concerning the Company is also available.

Consolidated Income Statement Data (in 000’s):	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 52 Weeks Ended	For the 53 Weeks Ended
	January 5, 2008	January 6, 2007	January 5, 2008	January 6, 2007
Net sales	$463,112	$390,805	$1,432,984	$1,213,965
Cost of sales	214,687	190,040	690,953	605,046
Gross profit	248,425	200,765	742,031	608,919
Selling expenses	125,579	110,817	398,602	357,813
Administrative exp	40,486	32,763	156,944	127,781
Operating income	82,360	57,185	186,485	123,325
Interest expense	277	998	890	3,554
Other inc. (exp.) — net	(1,297)	(435)	1,931	(976)
Tax provision	27,683	20,666	64,265	41,213
Net income	$53,103	$35,086	$123,261	$77,582
Basic earnings per share	$0.77	$0.52	$1.81	$1.15
Diluted earnings per share	$0.75	$0.51	$1.75	$1.13
Weighted average shares outstanding :
Basic	69,317	67,366	68,213	67,177
Diluted	70,648	69,023	70,333	68,817

Consolidated Balance Sheet Data (in 000’s):	January 5, 2008	January 6, 2007
Working capital	$546,500	$357,608
Cash, cash equivalents and short-term investments	267,870	140,198
Accounts receivable	227,481	155,236
Inventories	248,448	228,225
Total assets	1,122,628	852,597
Short-term debt	9,903	11,338
Long term income taxes payable, deferred taxes, and other long term liabilities	66,522	22,914
Stockholders’ equity	771,662	602,201

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